UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERRIGO COMPANY

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515 Eastern Avenue

Allegan, Michigan 49010

Telephone: (269) 673-8451

Notice of 2009 Annual Meeting of Shareholders of Perrigo Company

Date:	Thursday, October 29, 2009

Time:	10:00 a.m. Eastern Time

Place:	Allegan County Area Technical & Education Center
2891 116th Avenue (M-222)
Allegan, Michigan 49010

Purpose:

•	elect four directors,

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010, and

•	consider and act upon other business that may properly come before the meeting.

We invite all shareholders to attend the meeting; however, only shareholders of record on September 4, 2009 may vote on the matters to be acted upon at the meeting.

Your vote is important. Please vote your shares as soon as possible regardless of whether you plan to attend the Annual Meeting so that your shares will be represented and voted at the meeting. To do so, you should promptly sign, date and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card.

Our 2009 Annual Report to Shareholders is enclosed and is available along with the proxy statement at http://www.perrigo.com/proxymaterials.

Todd W. Kingma

Secretary

September 22, 2009

Perrigo Company

Proxy Statement

The Proxy Statement, form of proxy and voting instructions are being mailed to shareholders starting on or about September 22, 2009.

Questions and Answers

Shareholders of publicly held companies often ask the following questions. We trust that the answers will assist you in casting your vote.

1.	Why did I receive these proxy materials?

You received these proxy materials because you were a shareholder of record or a beneficial owner of Perrigo common stock on September 4, 2009, which entitles you to vote at our 2009 Annual Meeting of Shareholders.

2.	What am I voting on?

You will be voting on two proposals at our annual meeting: (a) the election of four directors and (b) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010.

3.	What are the recommendations of the Board of Directors?

The Board of Directors recommends you vote FOR the election of each director nominee and FOR ratification of the appointment of Ernst & Young LLP. In addition, the proxy holders may vote in their discretion with respect to any other matter that properly comes before the meeting.

4.	Who may vote?

Only shareholders of record at the close of business on September 4, 2009, the record date, may vote their shares at the Annual Meeting. On that date, there were 92,185,892 shares of Perrigo common stock outstanding.

5.	How many votes do I have?

You have one vote for each share of Perrigo common stock that you owned on the record date.

6.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Perrigo’s Transfer Agent, National City Bank, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other holder of record for your benefit, you are considered the “beneficial owner” of shares held in street name. The broker, bank or other holder of record is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy card or proxy voting instruction form included with this proxy statement or by following the instructions for voting by telephone or on the Internet.

7.	How do I vote?

If you own shares that are traded through NASDAQ, you may generally vote your shares in any of the following four ways:

1. By mail:	complete, sign and date the proxy card or voting instruction form and return it in the enclosed envelope.

2. By telephone:	call the toll-free number on the proxy card, enter the control number on the proxy card and follow the recorded instructions.

3. By Internet:	go to the website listed on the proxy card, enter the control number on the proxy card and follow the instructions provided.

4. In person:	attend the Annual Meeting, where ballots will be provided.

You may also vote by telephone or over the Internet if you hold your shares through a bank or broker that offers either of those options. If you choose to vote in person at the Annual Meeting and your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on September 4, 2009, the record date for voting.

If you own shares that are traded through the Tel-Aviv Stock Exchange (the “TASE”), you may only vote your shares in one of the following two ways:

1. By mail:	complete, sign and date the proxy card or voting instruction form and attach to it an ownership certificate from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE’s Clearing House”) member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on September 4, 2009, the record date for voting, and return the proxy card or voting instruction form, along with the ownership certificate, to our designated address for that purpose in Israel, P.O. Box 20387, Tel Aviv, Israel 61200. If the TASE member holding your shares is not a TASE’s Clearing House member, please make sure to include an ownership certificate from the TASE’s Clearing House member in which name your shares are registered.

2. In person:	attend the Annual Meeting, where ballots will be provided. If you choose to vote in person at the Annual Meeting, you need to bring an ownership certificate from the TASE’s Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on September 4, 2009, the record date for voting. If the TASE member holding your shares is not a TASE’s Clearing House member, please make sure to include an ownership certificate from the TASE’s Clearing House member in which name your shares are registered.

8.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Judy L. Brown and Todd W. Kingma to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the Annual Meeting. In that event, your proxy will be voted FOR the election of each director nominee, FOR the ratification of the appointment of Ernst & Young LLP, and FOR or AGAINST any other properly raised matters at the discretion of Judy Brown and Todd Kingma.

9.	What can I do if I change my mind after I vote my shares?

If your shares are traded through the NASDAQ, you may revoke your proxy at any time before it is exercised in one of four ways:

1.	notify our Secretary in writing before the Annual Meeting that you are revoking your proxy (your notice should be sent to our address on the cover of this proxy statement);

2.	submit another proxy with a later date;

3.	vote by telephone or Internet after you have given your proxy; or

4.	vote in person at the Annual Meeting.

If your shares are traded through the TASE, you may only revoke your proxy by using one of the following three methods:

1.	notify our Secretary in writing before the Annual Meeting that you are revoking your proxy (your notice should be sent to our designated address for that purpose in Israel, P.O. Box 20387, Tel Aviv, Israel 61200);

2.	submit another proxy with a later date; or

3.	vote in person at the Annual Meeting.

10.	What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of Perrigo shares entitled to vote at the Annual Meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting.

Abstentions and broker non-votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker submits a proxy that does not indicate a vote for a proposal because he or she does not have voting authority and has not received voting instructions from you.

11.	What is the required vote?

In the election of directors, the four nominees receiving the highest number of votes will be elected. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast on the proposal at the meeting. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors and the ratification of the appointment of Ernst & Young LLP, even if they do not receive voting instructions from you. Therefore, no broker non-votes will occur in connection with the election of directors and the ratification of the appointment of Ernst & Young LLP. Abstentions will have no effect on the election of the directors or on the ratification of the appointment of Ernst & Young LLP.

12.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

13.	How do I submit a shareholder proposal for next year’s Annual Meeting?

You must submit a proposal to be included in our proxy statement for the 2010 Annual Meeting no later than May 25, 2010. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”). You may also submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2010 Annual Meeting. If you want to do this, we must receive your written proposal on or after July 31, 2010, but on or before August 20, 2010. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to exercise discretionary voting power as to that proposal, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an Annual Meeting, the advance notice provisions of our by-laws require that your notice of the proposal must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of shares of Perrigo common stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Secretary at the address on the cover of this proxy statement.

14.	How do I nominate a director at next year’s Annual Meeting?

If you wish to nominate an individual for election as a director at the 2010 Annual Meeting, we must receive your nomination on or after July 31, 2010, but on or before August 20, 2010. To properly bring a nomination before next year’s Annual Meeting, the advance notice provisions of our by-laws require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of shares of Perrigo common stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of Perrigo common stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of his or her independence; and (9) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Secretary at the address on the cover of this proxy statement.

15.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

16.	Can I access these proxy materials on the internet?

Yes. The proxy statement and our 2009 Annual Report and a link to the means to vote by internet are available at http://www.perrigo.com/proxymaterials.

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer reports directly to the Board, and members of our executive management regularly advise the Board on those business segments for which each has management responsibility. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants, and by participating in meetings of the Board and its committees.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (http://www.perrigo.com) under the heading For Investors – Corporate Governance – Governance Guidelines. The Board may amend these Guidelines from time to time. We will mail a copy of these guidelines to any shareholder upon written request to our Secretary, Todd W. Kingma, at 515 Eastern Avenue, Allegan, Michigan, 49010. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the NASDAQ listing standards.

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical obligations for financial reporting, the Code requires that our employees, officers and directors comply with laws and other legal requirements, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (http://www.perrigo.com) under the heading For Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code to any shareholder upon written request to our Secretary, Todd W. Kingma, at 515 Eastern Avenue, Allegan, MI 49010.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet the independence requirements of NASDAQ. A director will not be considered independent unless the Board of Directors determines that the director meets the NASDAQ independent requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has concluded that each director, other than Moshe Arkin, David T. Gibbons and Joseph C. Papa, is independent as defined in the NASDAQ listing standards. Mr. Papa is not independent under these standards because he is currently serving as an officer of Perrigo. Mr. Arkin and Mr. Gibbons are not independent under these standards because they served as officers of Perrigo within the past three years. In addition, Mr. Arkin has certain other relationships with us as described below.

Lead Independent Director

The Board of Directors has appointed an independent director to serve as Lead Independent Director. The role of the Lead Independent Director includes:

•	presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•

serving as a liaison between the Chairman and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;

•	having the authority to call meetings of the independent directors; and

•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The term of the Lead Independent Director position is three years, subject to annual reviews. The Lead Independent Director is selected from those Perrigo directors who are independent, who have had a minimum of three years of service on Perrigo’s Board of Directors, and who have not been a former executive officer of Perrigo.

Currently, the Lead Independent Director is Gary K. Kunkle, Jr.

Board of Directors and Committees

Perrigo’s Board of Directors met seven times during fiscal year 2009. In addition to these meetings of the full Board, directors attended Board committee meetings. The Board of Directors has standing Audit, Compensation and Nominating & Governance Committees; and there were a total of 15 committee meetings in fiscal year 2009. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served in fiscal year 2009.

We encourage all of our directors to attend our Annual Meeting of Shareholders. All of the directors attended our 2008 Annual Meeting, except for Gary K. Kunkle, Jr., who could not attend for personal reasons.

The Board has adopted a charter for each of the Audit, Compensation and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (http://www.perrigo.com) under For Investors – Corporate Governance and are available in print to shareholders upon written request to our Secretary, Todd W. Kingma, 515 Eastern Avenue, Allegan, MI 49010.

Audit Committee

During fiscal year 2009, the Audit Committee met four times. The committee consists solely of the following independent directors: Laurie Brlas (Chair), Gary K. Kunkle, Jr. and Ben-Zion Zilberfarb.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 35.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NASDAQ listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NASDAQ listing standards. The Board has also determined that Laurie Brlas has the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Compensation Committee

During fiscal year 2009, the Compensation Committee met six times. The committee consists solely of the following independent directors: Michael J. Jandernoa (Chair), Ellen R. Hoffing (member since October 2008) and Ran Gottfried.

The Compensation Committee reviews and recommends to the Board compensation arrangements for the Chief Executive Officer and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, bonuses and incentive and equity compensation, and administers Perrigo’s incentive and other long-term employee compensation plans. The Compensation Committee has engaged Hewitt Associates LLC as its independent consultant to assist it in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo has not retained Hewitt Associates to perform any other compensation-related or consulting services for Perrigo. Additional information regarding the processes and procedures of the Compensation Committee is presented in the Compensation Discussion and Analysis – Program Administration section, beginning on page 13.

Nominating & Governance Committee

During fiscal year 2009, the Nominating & Governance Committee met five times. The Committee consists solely of the following independent directors: Herman Morris, Jr. (Chair), Michael J. Jandernoa and Gary M. Cohen.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees for the next annual meeting of shareholders, including consideration of shareholder nominations for election to the Board submitted in accordance with the procedures discussed above under Questions and Answers – How do I nominate a director at next year’s Annual Meeting? This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management and also meet in executive session with the Chief Executive Officer on an as needed basis.

Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Secretary, Todd W. Kingma, at 515 Eastern Avenue, Allegan, Michigan 49010. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Lead Independent Director will be advised promptly of any communications that allege misconduct on the part of Perrigo management or that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review upon the request of any Board member.

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our by-laws.

The Board as a whole is responsible for approving nominees. The Nominating & Governance Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, understanding of our business, demonstrated ability to make independent analytical inquiries, willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is re-nominated for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating & Governance Committee will initiate a search for potential director nominees, seeking input from other Board members, the Chief Executive Officer, senior management and any outside advisers retained to assist in identifying and evaluating candidates.

Shareholders may nominate candidates for consideration at an annual meeting by following the process described in this proxy statement under Questions and Answers – How do I nominate a director at next year’s Annual Meeting? Assuming that a properly submitted shareholder recommendation for a potential nominee is timely received, the Nominating & Governance Committee and Board will follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Stock Ownership

Each non-executive director is required to attain stock ownership at a level equal to five times his or her annual cash retainer. Non-executive directors are subject to the same definition of stock ownership and retention requirements as executive officers, the details of which are described in the Compensation Discussion and Analysis – Elements of Compensation – Executive Stock Ownership Guidelines section, beginning on page 19. Our non-executive directors are in compliance with these guidelines.

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under the Policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the Policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the Policy, a copy of which is available on our website (http://www.perrigo.com) under the heading For Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Nominating & Governance Committee reviews the information provided in these questionnaires.

Consulting Agreement

On May 1, 2008, we entered into a Consulting Agreement with Moshe Arkin and M. Arkin Ltd., a company controlled by Mr. Arkin. Mr. Arkin is a member of our Board of Directors and, until March 17, 2008, was Vice Chairman and General Manager, Perrigo Global Generics and API. Under the Consulting Agreement, Mr. Arkin provided advice and consultation concerning our generic prescription, API, and Israeli-pharmaceutical businesses and received an annual fee of $370,000. While the Consulting Agreement was terminated on May 5, 2009 pursuant to the mutual agreement of the parties, Mr. Arkin cannot compete with us for one year after that date unless he obtains written consent from our Board of Directors. Mr. Arkin is also subject to a confidentiality provision that expires five years after the termination of his service as a member of our Board of Directors.

Lease Agreement

Through our subsidiary, Perrigo Israel Pharmaceuticals Ltd. (formerly Agis Industries (1983) Ltd.), we lease approximately 60,000 square feet of office space in Bnei-Brak, Israel from Arkin Real Estate Holdings (1961) Ltd., a corporation that is wholly owned by Moshe Arkin, who is a director and the former Vice Chairman of Perrigo. The lease pre-dates Perrigo’s acquisition of Agis. In 2006, Perrigo Israel exercised an option to extend the lease term until December 31, 2011. In January 2008, the rent under the lease was reduced pursuant to a rental adjustment mechanism under the lease based on then-current market rates. The total rent paid under the lease in fiscal 2009 was $576,088. We believe the rent and other terms of this lease are no less favorable to us than terms we could have obtained from an unrelated third party for similar property.

Nominating Agreement

In connection with Perrigo’s acquisition of Agis, Perrigo entered into a Nominating Agreement with Moshe Arkin on November 14, 2004 that was amended on July 12, 2005 and September 10, 2005. Pursuant to the amended Nominating Agreement, and subject to Perrigo’s Corporate Governance Guidelines, Perrigo agreed to name Mr. Arkin to Perrigo’s Board of Directors. Perrigo also agreed to give Mr. Arkin the right to nominate an additional independent director and, in the event of a vacancy on the Perrigo Board, to nominate a second independent director to the Board, and to invite such directors to serve on either the Audit or Compensation Committees, in each case subject to their respective qualifications and Perrigo’s Corporate Governance Guidelines.

Mr. Arkin exercised his rights under the Nominating Agreement by nominating Mr. Gottfried and Mr. Zilberfarb, who were elected to the Board in February 2006 and February 2007, respectively. Mr. Arkin’s right to nominate up to two individuals to serve on the Board terminated when Mr. Arkin both ceased to own at least 9% of the outstanding shares of Perrigo common stock and ceased to own 9,000,000 shares of Perrigo common stock. Mr. Arkin’s right to serve on the Board will terminate when he ceases to own at least 5,000,000 shares of Perrigo common stock.

Director Compensation

Directors who are Perrigo employees receive no fees for their services as directors. Non-employee directors receive a $65,000 annual cash retainer fee covering all regular and special Board meetings and the Annual Meeting of Shareholders. Each Member of the Audit, Compensation and Nominating & Governance Committees also receives an annual cash retainer of $10,000, $8,000 and $6,000, respectively, which covers all regular and special committee meetings. Each non-employee director also receives stock options having a Black-Scholes value of $50,000 on the grant date and an annual restricted stock grant having a value of $50,000 on the grant date based upon the closing price of our stock on that date. The option and restricted stock grants are made on the date of the Annual Meeting of Shareholders pursuant to our shareholder-approved 2008 Long-Term Incentive Plan (the “LTIP”) and are intended to directly link an element of director compensation to shareholders’ interests. Each grant of options and restricted stock vests on the date of the next Annual Meeting of Shareholders.

The Chairs of the Audit, Compensation and Nominating & Governance Committees receive additional annual retainers of $15,000, $10,000 and $7,500, respectively. The Lead Independent Director also receives a $15,000 annual cash retainer.

Directors receive compensation of $1,000 per day for activities requiring travel in furtherance of Board or Perrigo business (other than to and from Board and committee meetings). We also reimburse directors for travel expenses incurred in connection with attending Board and committee meetings and participating in other Board or Perrigo business.

The following table summarizes the compensation of our non-employee directors who served during fiscal year 2009.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)
Moshe Arkin	60,000	30,951	21,205	112,156
Laurie Brlas	75,333	45,983	29,142	150,458
Gary M. Cohen	70,250	45,983	29,142	145,375
David T. Gibbons	60,000	44,499	29,142	133,641
Ran Gottfried	66,833	45,668	29,142	141,643
Ellen R. Hoffing (1)	63,250	42,959	25,266	131,475
Michael J. Jandernoa	75,333	45,983	29,142	150,458
Gary K. Kunkle, Jr.	68,167	45,983	29,142	143,292
Herman Morris, Jr.	72,167	45,983	29,142	147,292
Ben-Zion Zilberfarb	68,167	44,499	29,142	141,808

(1)	Ms. Hoffing became a director on July 11, 2008.

(2)

Amounts reflect the expense recognized for financial statement purposes for the fiscal year ended June 27, 2009 in accordance with FAS 123(R) and may include amounts from awards granted in and prior to fiscal 2008. Stock awards include only service-based restricted stock, and stock awards granted in and after fiscal 2007 fully vest after one year. Option awards also fully vest after one year. Assumptions used in the calculation of expenses related to option awards are included in the footnotes to our audited financial statements for the fiscal year ended June 27, 2009 included in our Annual Report on Form 10-K. The FAS 123(R) grant date fair value of the stock awards and options awards granted to each director listed in the table was $34.45 per share for each grant of 1,451 shares of restricted stock and $10.22 per share for each option to purchase 3,351 shares.

The total number of unvested shares of restricted stock held by each director as of June 27, 2009 was: Mr. Arkin, 24,500; Ms. Brlas, 1,451; Mr. Cohen, 1,451; Mr. Gibbons, 21,580; Mr. Gottfried, 1,451; Ms. Hoffing 1,451; Mr. Kunkle, 1,451; Mr. Jandernoa, 1,451; Mr. Morris, 1,451; and Mr. Zilberfarb, 1,451.

The total number of unvested stock options held by each director as of June 27, 2009 was: Mr. Arkin, 55,828; Ms. Brlas, 3,351; Mr. Cohen, 3,351; Mr. Gibbons, 3,351; Mr. Gottfried, 3,351; Ms. Hoffing 3,351; Mr. Jandernoa, 3,351; Mr. Kunkle, 3,351; Mr. Morris, 3,351; and Mr. Zilberfarb, 3,351.

The total number of vested stock options held by each director as of June 27, 2009 was: Mr. Arkin, 44,370; Ms. Brlas, 15,464; Mr. Cohen, 15,464; Mr. Gibbons, 104,650; Mr. Gottfried, 10,464; Ms. Hoffing 806; Mr. Jandernoa, 28,745; Mr. Kunkle, 15,464; Mr. Morris, 33,745; and Mr. Zilberfarb, 9,014.

Ownership of Perrigo Common Stock

Directors, Nominees and Executive Officers

The following table shows how much Perrigo common stock the directors, nominees, named executive officers, and all directors, nominees and executive officers as a group beneficially owned as of September 4, 2009, the record date. The percent of class owned is based on 92,185,892 shares of Perrigo common stock outstanding as of that date. The named executive officers are the individuals listed in the Summary Compensation Table.

Other than as listed below, we are not aware of any other beneficial owner of more than 5% of Perrigo’s outstanding common stock.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned	Options Exercisable Within 60 Days of Record Date	Total	Percent of Class
Directors and Nominees

Moshe Arkin (1)	7,035,551	67,091	7,102,642	7.7%
Laurie Brlas (2)	13,914	18,815	32,729	*
Gary M. Cohen	14,343	18,815	33,158	*
David T. Gibbons	103,550	108,001	211,551	*
Ran Gottfried	7,342	13,815	21,157	*
Ellen R. Hoffing	1,784	4,157	5,941	*
Michael J. Jandernoa (3)	3,215,825	32,096	3,247,921	3.5%
Gary K. Kunkle, Jr.	18,387	18,815	37,202	*
Herman Morris, Jr. (4)	16,280	32,096	48,375	*
Joseph C. Papa	82,131	82,917	165,048	*
Ben-Zion Zilberfarb	4,482	12,365	17,207	*

Named Executive Officers Other Than Directors

Judy L. Brown	13,144	22,183	35,327	*
John T. Hendrickson (5)	47,773	84,959	132,732	*
Todd W. Kingma	27,679	45,676	73,355	*
Refael Lebel	25,751	31,920	57,671	*

Directors and Executive Officers as a Group (21 Persons) (6)	10,689,955	791,153	11,481,108	12.45%

*	Less than 1%.

(1)

Shares owned consist of 7,021,966 shares owned by Nichsei Arkin Ltd., which Mr. Arkin controls, and 13,585 shares owned directly by Mr. Arkin. Mr. Arkin’s address is c/o Perrigo Company, Attn: General Counsel, 515 Eastern Ave., Allegan, MI 49010.

(2)	Shares owned include 10,575 shares that are pledged to secure a line of credit.

(3)

Shares owned consist of 2,511,286 shares owned by the Michael J. Jandernoa Trust, of which Mr. Jandernoa is trustee; 315,938 shares owned by the Susan M. Jandernoa Trust, of which Mrs. Jandernoa is trustee; and 3,601 shares owned directly by Mr. Jandernoa. The shares owned by the Michael J. Jandernoa Trust include 385,000 shares that have been pledged pursuant to a variable prepaid forward contract. The Michael J. Jandernoa Trust retains voting power over the pledged shares. Mr. Jandernoa’s address is c/o Perrigo Company, Attn: General Counsel, 515 Eastern Ave., Allegan, MI 49010.

(4)	Shares owned include 3,000 shares owned as custodian for Mr. Morris’ children.

(5)	Shares owned include 44,820 shares owned by the Mary Hendrickson Trust, of which JPMorgan Chase is trustee.

(6)	See footnotes 1 through 5. Includes directors and executive officers as of September 4, 2009, the record date.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo common stock with the SEC. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during fiscal year 2009.

Executive Compensation

Compensation Discussion and Analysis

This section summarizes the objectives and each element of the compensation program for our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers who were serving at the end of the last fiscal year (collectively referred to as the “named executive officers”). You should review this section with the tabular disclosures that begin with the Summary Compensation Table on page 23.

Named Executive Officers

The names and titles of our named executive officers for fiscal year 2009 are:

Name	Title
Joseph C. Papa	Chairman, President & Chief Executive Officer
Judy L. Brown	Executive Vice President, Chief Financial Officer
John T. Hendrickson	Executive Vice President, Global Operations and Supply Chain
Todd W. Kingma	Executive Vice President, General Counsel and Secretary
Refael Lebel	Executive Vice President, President – Perrigo Israel

Program Administration

The Compensation Committee of the Board of Directors (the “Committee”), which is composed entirely of independent directors, oversees our executive compensation program. The Committee reviews and approves annually the compensation elements for all executive officers, including the named executive officers. The Committee submits its decisions regarding compensation for the CEO to the independent directors of the Board for approval. For other executive officers, the CEO makes recommendations regarding their compensation to the Committee for the Committee’s approval. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

The Committee has engaged Hewitt Associates LLC as its independent consultant to assist it in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo has not retained Hewitt Associates to perform any other compensation-related or consulting services for Perrigo. In addition, management and the Committee periodically review compensation survey data published by Mercer Human Resource Consulting, ORC Worldwide, Towers Perrin and Watson Wyatt.

Compensation Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain highly qualified executives,

•	ensure a strong linkage between an executive’s compensation and company and individual performance (pay for performance),

•	provide a pay package that is competitive with comparable companies, and

•	ensure officers and non-employee directors continually maintain a required level of stock ownership.

We believe that these objectives help us not only compete for executive talent in a highly competitive industry but also to maximize long-term returns to our shareholders.

In determining the structure of our executive compensation program and the appropriate levels of incentive opportunities, the Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to protect shareholder returns. While the design of our executive compensation program is significantly performance-based, we do not believe that it encourages excessive risk-taking. For example, certain features of our compensation program tend to diminish excessive risk taking, including the cap on the maximum annual cash incentive bonus, the Board’s review and approval of incentive plan targets that they believe to be attainable without the need for taking inappropriate risk, and our current stock ownership guidelines that encourage long-term stock ownership by our executives. We believe that the combination of compensation elements in the program provides officers with appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of Perrigo. Furthermore, the annual review of incentive award targets and opportunities allows the Committee to maintain an appropriate balance between risk and compensation as Perrigo’s business evolves.

Target Pay Philosophy

Our philosophy is to compensate our executives fairly within the prevailing competitive range of market practice and to tie a significant portion of the total compensation package to performance. With respect to an individual named executive officer’s salary and target incentive opportunity, we consider a number of factors, including median market levels for positions with comparable responsibilities; the individual’s competencies, experience and performance; and the aggregate cost to Perrigo. Salary adjustments and incentive awards are based on company and division financial performance and individual performance. We set other executive benefits and perquisites, which are limited in number, based on our desire to minimize the number of unique benefits for executives, consideration of market practices, recruiting needs and statutory requirements. Actual compensation will vary from targeted levels based on company, division and individual performance.

The Use of Market Comparison Data in our Executive Compensation Decisions

The Compensation Committee uses information on the compensation practices of certain other companies as one of the factors in evaluating both the structure of our executive compensation program and target compensation. Management also receives data periodically from its consultant, Mercer, regarding market base salary and annual and long-term incentive target levels for each officer position. The Compensation Committee considers this information, together with the factors described above, in determining executive compensation.

As our product portfolio has grown to include more pharmaceutical products regulated by the Food and Drug Administration, the comparison group used by the Compensation Committee has increasingly focused on comparably sized generic, pharmaceutical companies. In fiscal 2009, this comparison group consisted of:

Alcon Laboratories, Inc.	Novartis Corporation *
Alpharma, Inc.	Par Pharmaceutical Companies, Inc.
Barr Pharmaceuticals, Inc.	Sanofi Pasteur *
Biovail Corporation	Sepracor, Inc.
Chattem, Inc.	Takeda Pharmaceutical Company Ltd. *
Endo Pharmaceuticals Holdings Inc.	TAP Pharmaceutical Products, Inc. *
King Pharmaceuticals, Inc.	Warner Chilcott Ltd.
Mylan Inc.	Watson Pharmaceuticals, Inc.

*	Represents a subsidiary company.

This group is referred to as the “Comparison Group” and was selected by the Committee based on the recommendations of Hewitt Associates, the Committee’s independent compensation consultants, and management. Hewitt Associates provides information on the pay practices of the Comparison Group to the extent that information is available.

In establishing compensation levels, the Compensation Committee does not focus exclusively on market comparison data; rather, that data is one factor that the Committee uses when setting compensation levels for each element of our program (salary, annual cash incentive and equity-based compensation) and for the combined total of these elements. Other factors considered when determining compensation include market levels for positions with comparable responsibilities; the individual’s competencies, experience and performance; company and division financial performance; and the aggregate cost to Perrigo. Ultimately, considering market comparison data in setting compensation levels is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives.

Tally Sheets

To assist it in making compensation decisions, the Committee annually reviews compensation tally sheets that contain comprehensive data on the total compensation and benefits package for each of our named executive officers. These tally sheets include all obligations for present and projected future compensation as well as analyses for hypothetical terminations and retirements so that the Committee can consider Perrigo’s obligations under such circumstances. The tally sheets reviewed by the Committee, which are prepared by management and reviewed by the Committee’s independent compensation consultant, contain data that is substantially similar to the data contained in the tables presented below.

Elements of Compensation

We believe our objectives for the executive compensation program are collectively best achieved through a compensation package comprised of the following elements:

•	base salary;

•	annual cash incentive awards;

•	long-term stock-based compensation that includes:

-	stock options,

-	service-based restricted units, and

-	performance-based restricted units; and

•	benefits.

Performance-based compensation, which includes annual cash incentive awards, stock options and performance-based restricted units, represents over 50% of each named executive officer’s targeted annual compensation.

Hewitt Associates conducts an annual comparison of our executive compensation structure and practices to those of the Comparison Group. Based on its most recent review in 2009, Hewitt Associates concluded that the structure of Perrigo’s compensation program is competitive with industry practices and consistent with the program objectives described above. For that reason, the Compensation Committee did not make any changes to the structure of our program.

A description of the primary role of each compensation element is described below, followed by a discussion of the individual elements of compensation for the named executive officers, including the CEO, during fiscal year 2009.

Base Salaries

Base salaries are a fixed pay element provided to recognize and reward an individual’s position, competencies, experience and performance. The Committee determines base salaries for the named executive officers other than the CEO. For the CEO, the Committee submits its decision regarding the CEO’s base salary to the independent directors of the Board for their approval. Factors that the Committee may consider in determining an executive’s salary include comparisons among positions internally and externally, performance, job experience or unique role responsibilities. To assist the Committee in this process, each year the CEO provides the Committee with salary recommendations for each other named executive officer as well as summaries of each other named executive officer’s individual performance.

Executives are eligible for annual salary increases based on an evaluation of individual performance and the market level of pay for comparable positions at other companies in the Comparison Group. Executives are also eligible for salary adjustments for promotions or changes in job responsibilities.

Annual Incentive Award Opportunities

The Management Incentive Bonus Plan (the “MIB Plan”), which is part of the Perrigo Company Annual Incentive Plan that our shareholders approved on November 4, 2008, is intended to motivate and reward participants for achieving and exceeding specific, annual financial goals that support our objective of increasing long-term shareholder value. Participants in the MIB Plan include the executive officers, other management level personnel and other selected individuals. Substantially all other employees participate in other annual incentive plans.

Near the beginning of each fiscal year, the Committee reviews and approves the performance target goals and payout schedules for the MIB Plan. These goals and individual bonus targets, which are stated as a percentage of salary, are then communicated to the participants. The payout schedules reflect a range of potential award opportunities that are set around the targets.

Following the end of the fiscal year, the Committee reviews Perrigo’s actual results against the performance target goals to determine what level Management Incentive Bonus (“MIB”) will be paid. The MIB Plan payout schedules provide for payouts at or above the bonus target only if performance results meet or exceed our performance goals, excluding any items and events that are non-operational in nature. To ensure that awards reflect an executive’s performance and contribution to our results, the Committee, or the Board in the case of the CEO, also has the discretion to adjust any named executive officer’s actual award up by as much as 50% or down by as much as 100% based on individual performance. Awards are paid in cash.

Reflecting our commitment to pay-for-performance, actual incentive payouts may vary from target levels based on Perrigo, division and individual performance. For all participants in the Corporate MIB Plan, including the named executive officers, the MIB and any discretionary bonus payouts have together averaged about 103% of target (ranging from 0% to 214% of target) over the prior ten fiscal years (fiscal years 1999 to 2008). The expectation is that, over long periods of time, incentive payouts will average around the target level.

The fiscal 2009 target annual incentive award opportunities, as a percentage of base salary, were 100% for the CEO and 60% for the other named executive officers. The range of award opportunities is listed in the Grants of Plan-Based Awards for Fiscal Year 2009 table on page 25.

For the fiscal 2009 MIB Plan, the Committee approved the following performance measurements:

•	net income at the corporate level, which was the performance measurement used for each named executive officer; and

•	operating income and working capital turnover at the business unit/division level.

Near the beginning of fiscal 2009, the Committee approved a matrix of target award opportunities for the Corporate MIB Plan that corresponded to various levels of actual net income performance as a percentage of the net income goals. The Committee capped the maximum pool of funds available for all fiscal 2009 awards under the MIB Plan at 200% of the aggregate target award. In August 2008, the Committee approved a change to the

MIB Plan for fiscal 2009 that limits the maximum incentive award opportunity for any individual participant to 200% of the target award. In the past, while the maximum pool of funds available for all MIB awards was capped at 200% of the aggregate target award, an individual award could exceed the cap because of the method for allocating the MIB award pool and calculating individual MIB awards.

The following chart shows the formula for overall MIB funding for fiscal year 2009:

Performance Level	Funding Level
Below 80% of performance target	No funding
At 80% of performance target	50% funding of target awards
Every 1% increase between 80% and 100% of performance target	An additional 2.5% of funding
At 100% of performance target	100% funding of target awards
Every 1% increase above 100% of performance target	An additional 5% of funding (to a maximum of 200%)

The net income target for all participants in the MIB Plan for fiscal 2009 was $184.9 million. This target represented 24.8% growth in net income over the prior fiscal year. In addition, the MIB Plan for fiscal 2009 required net income of at least $148 million in order for participants to receive any payment under the plan in fiscal 2009.

Perrigo’s actual net income performance for fiscal 2009, as calculated under the MIB Plan, was $178.5 million. This $178.5 million consisted of $144 million of net income as reported in our financial statements, plus $34.5 million of net, non-operational adjustments reviewed and approved by the Committee. These adjustments included income and charges related to acquisitions not included in Perrigo’s original plan for fiscal year 2009, restructuring charges, asset impairments and other expenses.

The 2009 net income performance represented a 20.4% increase in MIB net income from the prior year and 97% of the net income target. Based on the payout matrix for the 2009 MIB Plan, the pool of funds available for all fiscal 2009 awards under the MIB Plan was 91% of the target award. Approximately 99% of the pool of available funds was then allocated among seven business units, including Corporate, using a mathematical formula based on the relative performance of each business unit. This allocation determined the actual pay-out for members of each respective business unit, which ranged from a low of 31% to a high of 122%. The remaining one percent of the funds was made available for discretionary bonuses for employees other than executive officers. The bonus payout under the 2009 Corporate MIB Plan, which included each named executive officer, was 103% of the bonus target.

While the 103% payout was based on the payout matrix for the 2009 Corporate MIB Plan, we believe this payout level is also supported by and consistent with other aspects of Perrigo’s fiscal 2009 financial performance, including record sales, gross profit, cash flow from operations and earnings per share. All of these factors contributed to Perrigo’s strong performance in fiscal 2009.

In assessing individual performance in fiscal 2009 for purposes of determining whether adjustments should be made to the MIB payouts, the Committee focused on the personal efforts of participants to help Perrigo meet its financial, strategic and other goals. The CEO provided substantial input to the Committee regarding the personal performance of the other named executive officers in this respect and, in the case of the CEO, the Committee submits its recommendation to the independent directors for their approval. Based on this assessment, the adjustments to individual MIB payouts in fiscal 2009 for the named executive officers ranged from a decrease of 16% to an increase of 5%. The actual bonuses awarded to the named executive officers are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation table.

Stock-Based Compensation

Long-term stock-based compensation, which is awarded under our 2008 Long-Term Incentive Plan (the “LTIP”) that our shareholders approved on November 4, 2008 to replace our 2003 Long-Term Incentive Plan, is intended to motivate and reward executives for creating shareholder value as reflected in the market price of Perrigo’s common stock. Awards under the shareholder-approved LTIP may be in the form of stock options, stock appreciation rights or stock awards, including restricted shares or stock units, performance shares or stock units, and other stock unit awards. We provide long-term incentive opportunities solely through stock-based awards to the executive officers, management and other key employees. In fiscal 2009, about 320 employees received stock-based compensation.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the market price of Perrigo’s common stock. In addition, for performance-based restricted stock, shares are only earned if specified financial goals are achieved.

The Committee sets stock-based grant levels based on consideration of an executive’s position and performance, market median practices and the aggregate cost impact. Grants to named executive officers are subject to the approval of the Committee and, in the case of the CEO, the independent directors of the Board.

Since fiscal 2007, our long-term stock based compensation has consisted of a mix of three types of stock-based awards: stock options, service-based restricted units and performance-based restricted stock units, which we believe is consistent with market practice. In developing this grant mix in 2007, the Committee considered several alternative award types, reviewed market practices and considered the cost impact to Perrigo of the alternative award types. In each subsequent year, the Committee has concluded that that the current mix continues to be appropriate. Consistent with our long-standing emphasis on performance-based compensation, the majority of the award opportunity is provided through performance-based awards in the form of stock options and performance-based restricted stock units. This provides a more balanced mix among the three award types while maintaining the emphasis on performance-based awards. A portion of the long-term incentive opportunity was granted in service-based restricted stock units in order to facilitate retention.

In August 2008, the Committee approved a change to stock option vesting requirements for options granted in and after fiscal 2009 to better align our practice with market practices. Specifically, stock options will vest approximately 33% per year beginning one year after grant, such that they will fully vest after three years. In the past, stock options fully vested after five years.

A description of each award type and the weighting of the total award opportunity (percent of the total targeted expected value) for fiscal 2009 are presented below.

•	Stock options (40% weighting):

-	Vest 33% per year beginning one year after grant (fully vest after three years).

-	Have a 10-year term, after which the options expire.

-	Exercise price equals the last reported sale price of Perrigo’s common stock on the grant date.

-

The ultimate value of the stock options that will be realized, if any, is not determinable until they are exercised. Stock options will have value only to the extent that the stock price increases above the option’s exercise price.

•	Service-based restricted stock units (30% weighting):

-	Vest 100% three years after grant.

-	Accrued dividends will be paid in cash at the end of the restriction period.

•	Performance-based restricted stock units (30% weighting):

-	Vesting dependent on the Company’s performance over a three-year period (fiscal 2009 to 2011).

-

Shares can be earned based on three-year average return on invested capital “ROIC” growth (average of three discrete one-year ROIC goals, which are set based on the annual financial plan). The target goals are set at challenging levels requiring execution of each year’s financial plan.

-	Earned awards, if any, can range from 0% to 200% of the target number of shares.

At middle management levels, the fiscal 2009 award opportunity consisted solely of service-based restricted stock units. We believe this ensures the award has the strongest retention value for the cost to Perrigo, since service-based restricted stock is generally assigned the greatest value by recipients.

Since fiscal 2008, the Committee has approved using ROIC as the performance measure for performance-based restricted stock units. ROIC measures our ability to generate profits from the effective use of all capital invested in the business and is calculated by dividing Perrigo’s after tax operating profits by its net operating assets and liabilities. The ROIC target used in fiscal 2009 for performance-based restricted stock units was 27%. In fiscal year 2007, the performance measure for performance-based restricted stock units was net income, and the net income target used in fiscal 2009 for performance-based restricted stock units was 24.8% growth over the prior fiscal year.

The accounting cost of the stock-based awards is determined at the date of grant and accrued over the vesting service period. The ultimate expense for performance-based restricted stock is based on the number of the shares earned.

Stock options and performance-based restricted stock are designed to be deductible by Perrigo for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). Accordingly, when executives exercise stock options or vest in performance-based restricted stock, they are taxed at ordinary income rates (subject to withholding), and Perrigo receives a corresponding tax deduction. Service-based restricted stock awards may not be tax deductible by Perrigo for federal income tax purposes under Section 162(m).

The grant date fair value, as calculated under the applicable accounting standard (FAS 123R), for the fiscal 2009 stock-based grants is presented in the Grants of Plan-Based Awards for Fiscal Year 2009 table on page 25.

Annual Grant Timing

While the independent directors approve all stock-based awards for the CEO, the Committee approves all stock-based awards for the other named executive officers, as well as the maximum potential total grants for other employee levels, during its regularly scheduled August meeting. All regular annual stock-based awards are granted on, and priced at the last reported sale price of Perrigo’s stock on, the fifth trading day after the day on which Perrigo publicly releases its year-end earnings for the fiscal year. Stock-based awards may be granted during the year to new hires or to existing employees under special circumstances (promotions, retention or performance) with the approval of the CEO.

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary as follows:

•	Chief Executive Officer: 5 times base salary

•	Executive Vice President: 3 times base salary

•	Senior Vice President: 2 times base salary

Stock ownership includes (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or restricted stock units, (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan, (v) unvested but earned performance-based restricted stock shares or units that have not been forfeited, and (vi) unvested restricted shares or restricted stock units that have not been forfeited.

In addition, until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares, payout of performance shares and any other vehicle through which the individual acquires shares. In particular, prior to obtaining the target ownership level, the executive officers are restricted from selling more than 50% of net shares obtained through our compensation programs. The only exceptions are if the participant tenders shares to pay taxes or, in the case of stock options, to pay the exercise price of the options. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

Our executive officers are in compliance with these guidelines.

Benefits and Perquisites

Retirement Benefits

We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Profit Sharing Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the executive officers.

Executive Perquisites

We provide a limited number of perquisites to our executive officers. For our U.S. executive officers, benefits and perquisites may include supplemental long-term disability insurance premiums, executive physical exams, limited spousal travel and financial counseling/tax advice. For our named executive officer in Israel, we provide certain additional benefits and perquisites to match common practices in Israel and to comply with statutory requirements, including a car allowance, education fund, manager’s insurance and severance benefits.

Non-Qualified Deferred Compensation Plan

We maintain a Non-Qualified Deferred Compensation Plan that allows executives to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (the “Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax Qualified Plan to a specified dollar amount, currently $49,000 ($54,000 for certain participants who are at least age 50). Code Section 401(a)(17) limits total compensation that can be considered under the Tax Qualified Plan. This limit is currently $245,000. Due to these limits, certain Perrigo employees would not receive profit sharing contributions and matching contributions under the Tax Qualified Plan on their full compensation. Instead, we provide affected employees, including the named executive officers, with the profit sharing contributions and matching contributions under the Non-Qualified Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan in 2008 but for the limitations under the Code.

Employment Agreements (Severance Benefits)

Typically we do not enter into employment agreements with our executives. However, in order to recruit our CEO during fiscal 2007 and consummate the acquisition of Agis in fiscal 2005, we entered into employment agreements with the CEO and our Israeli named executive officer. The agreements specify certain minimum pay levels, stock-based grants and severance benefits. If these officers are involuntarily terminated by Perrigo without cause or for good reason (as defined in the agreements), they receive cash severance benefits, benefit continuation and continued vesting of certain stock-based awards. The circumstances under which severance benefits are triggered and the resulting payouts were set to recruit these officers and were generally consistent with market practices. There are no additional enhancements for a termination of employment following a change of control.

The key payment terms in the CEO’s agreement are summarized below. The other current agreement is discussed following the Summary Compensation Table beginning on page 24. Post-employment payments under employment agreements are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 28.

We do not have a formal severance, benefit continuation or change of control plan for the other named executive officers.

Compensation for the CEO

In order to recruit Mr. Papa to Perrigo, the Board of Directors felt it appropriate for us to enter into an employment agreement specifying certain compensation levels. This agreement became effective on October 9, 2006 (the “Effective Date”).

The initial annual compensation package was determined based on consideration of market practices and the executive’s experience. In addition, Mr. Papa received one-time equity grants upon his hire. Consistent with our emphasis on performance-based pay, the majority of Mr. Papa’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Papa’s compensation currently includes: a base salary; participation in the MIB Plan; annual grants of stock options, service-based restricted units and performance-based restricted stock units; and participation in Perrigo’s other employee benefit plans.

Additional key elements of Mr. Papa’s employment agreement are detailed below.

•	Mr. Papa serves on the Board of Directors pursuant to the terms of his agreement.

•

The initial term of this agreement commenced on the Effective Date and expires on the second anniversary of the Effective Date. Thereafter, the term is automatically extended for additional 12-month periods unless either Perrigo or Mr. Papa provides written notice of non-renewal to the other party at least 120 days before the last day of the then-current term.

•

Mr. Papa agrees that he will not, at any time during or after his employment with Perrigo, disclose any confidential information that he obtained during his employment. In addition, he agrees that for a period of two years following the date of the termination of his employment for any reason he will not compete (as defined in the agreement) with us. Furthermore, for a period of one year following the date of the termination of his employment for any reason, Mr. Papa agrees not to solicit for employment anyone who was an employee of Perrigo or its affiliates during the term of the agreement.

Further details regarding potential payments under this agreement upon a termination of employment are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 28.

Changes for Fiscal 2010

Annual Incentive Award Opportunities

The Committee approved changes to the MIB plan for fiscal 2010 that require that (1) the 2010 MIB targets and payouts be denominated in local currencies for international participants and (2) the “corporate metric” for the 2010 Corporate MIB plan be modified to include a working capital turnover component. Working capital turnover measures Perrigo’s ability to convert the operating income required to support customers into cash over a period of time. In other words, Perrigo generates more cash with more working capital turns. The Committee believes that these changes, which the Board approved in August 2009, are consistent with market practices.

Stock-Based Compensation

In June 2009, the Committee recommended and the Board approved the inclusion of a claw-back provision in our grant documents under the LTIP. Beginning in fiscal year 2010, Perrigo can recover incentive compensation paid to an executive based on Perrigo’s financial results if such results are later restated as a result of the individual’s misconduct, including without limitation fraud or knowing illegal conduct. In addition to aligning the language in the long-term incentive grants to the language already included in the MIB documents, the Board believes that this change is consistent with market practices.

Deductibility of Compensation

Code Section 162(m) limits the deductibility by Perrigo of compensation in excess of $1 million paid to each of the CEO and the next four most highly paid officers. Certain “performance based compensation” is not included in compensation counted for purposes of the limit. The Committee attempts to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment to authorize compensation that may not be fully deductible where merited by the need to respond to changing business conditions or an executive officer’s individual performance.

Summary Compensation Table for Fiscal Year 2009

The following table summarizes the compensation of Joseph C. Papa, our President and CEO, Judy L. Brown, our Chief Financial Officer, and the three next most highly compensated executive officers of Perrigo serving at the end of fiscal year 2009. These individuals are sometimes referred to as the named executive officers.

Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Joseph C. Papa President, Chief Executive Officer	2009 2008 2007	(1)	875,000 775,000 509,295	— — 341,228	1,131,492 1,393,337 1,223,653	578,087 357,938 155,239	904,875 1,658,500 168,067	184,569 84,092 20,466	3,674,023 4,268,867 2,417,948

Judy L. Brown Executive Vice President, Chief Financial Officer	2009 2008 2007		385,000 341,250 295,000	— — 84,000	287,702 158,573 109,363	177,515 118,146 93,348	251,328 460,100 66,000	66,674 48,708 28,827	1,168,219 1,126,777 676,538

John T. Hendrickson Executive Vice President – Global Operations and Supply Chain	2009 2008 2007		402,500 389,275 378,325	— — 82,823	221,170 139,228 233,549	153,499 174,360 224,511	250,677 487,920 78,177	68,743 43,314 24,433	1,096,589 1,234,097 1,021,818

Todd W. Kingma Executive Vice President, General Counsel and Secretary	2009 2008		402,000 386,250	— —	304,494 202,608	189,336 149,070	262,426 513,600	64,000 30,623	1,222,256 1,282,151

Refael Lebel Executive Vice President, President, Perrigo Israel (2)	2009 2008 2007		449,023 385,622 337,833	— — —	302,141 229,039 165,793	132,873 110,064 100,519	237,084 509,320 193,000	122,965 107,377 100,837	1,244,086 1,341,422 897,982

(1)	Mr. Papa joined Perrigo on October 9, 2006.

(2)

Mr. Lebel was compensated in U.S. dollars in fiscal year 2007, and in April 2008 a change was made to compensate him in Israeli Shekels. The 2009 and 2008 amounts included in this table for Mr. Lebel have been translated from Israeli Shekels to U.S. dollars at the rate of $3.81 and $3.81, respectively.

(3)

Amounts reflect the expense recognized for financial statement reporting purposes for the relevant fiscal year ended June 27, 2009 in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to fiscal 2009. Stock awards include restricted stock, service-based restricted stock units and performance-based restricted stock units. Assumptions used in the calculation of expenses related to option awards are included in the audited financial statements included in our Annual Reports on Form 10-K filed with the SEC, in footnote J for the fiscal years ended June 30, 2007 and June 28, 2008 and in footnote 12 for the fiscal year ended June 27, 2009. See the Grants of Plan-Based Awards for Fiscal Year 2009 table for additional information regarding these stock and option awards.

(4)

The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the Management Incentive Bonus earned for the relevant fiscal year as described in the Compensation Discussion and Analysis section entitled “Elements of Compensation – Annual Incentive Award Opportunities.”

(5)	The following table describes the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table:

Name	Perquisites and Other Personal Benefits ($) (1)	Registrant Contributions to Defined Contribution Plans ($) (2)	Registrant Contributions to Non-Qualified Plans	Insurance Premiums ($) (3)	Total ($)
Joseph C. Papa	21,797	15,524	144,908	2,340	184,569
Judy L. Brown	12,268	14,938	38,267	1,201	66,674
John T. Hendrickson	10,469	15,000	42,018	1,256	68,743
Todd Kingma	4,144	15,030	43,572	1,254	64,000
Refael Lebel	40,659	82,306	—	—	122,965

(1)

Represents for Ms. Brown and Messrs. Papa, Hendrickson and Kingma some or all of the following perquisites: supplemental long-term disability, allowance for tax/financial planning services, personal travel and executive physical allowance. Represents for Mr. Lebel an automobile allowance of $25,246 and a supplemental education fund contribution.

(2)

Represents for Ms. Brown and Messrs. Papa, Hendrickson and Kingma Perrigo’s contributions to 401(k) and Profit Sharing Plans. Represents for Mr. Lebel Perrigo’s contributions to savings plans generally provided to employees in Israel, including education fund, and manager’s insurance.

(3)	Represents life insurance premiums paid by the company.

Employment Agreement with Executive Vice President & President, Perrigo Israel

On November 14, 2004, we entered into an Employment Agreement with our Executive Vice President & President, Perrigo Israel, Refael Lebel. This agreement became effective upon the completion of our merger with Agis on March 17, 2005 and replaced Mr. Lebel’s prior employment agreement with Agis.

The Employment Agreement was further amended on May 1, 2008. Pursuant to the terms of that Amendment, Mr. Lebel will continue to serve as Executive Vice President of Perrigo Company; President, Perrigo Israel and as a member of Perrigo’s executive committee. Mr. Lebel’s primary duties will include daily leadership and coordination of the overall operation of the following businesses: 1) generic pharmaceuticals outside North America, 2) global API, 3) Israel-based Consumer Products and Pharmaceutical and Diagnostics, and 4) Israel-based pharmaceuticals operations, including monitoring achievement of operational and financial results and developing growth strategies to achieve ongoing objectives. The Amendment extends the term of the Employment Agreement until March 17, 2011. Mr. Lebel received an initial annual base salary of 1,670,000 Israeli Shekels (approximately $485,000 on the date of the Amendment), subject to annual reviews for increases commencing on or around October 2008. He also has the opportunity to earn a target management incentive bonus of up to 60% of his annual salary and to participate in the LTIP. Mr. Lebel also receives various payments required under Israeli law, such as manager’s insurance, disability insurance and recreation funds as well as various perquisites customary in Israel, such as education funds, car allowance and other similar perquisites.

In conjunction with the May 2008 amendment, Mr. Lebel executed a Noncompetition and Nondisclosure Agreement, which restricts his ability to compete with Perrigo during the term of his Employment Agreement and for one year following the termination of his employment or, if Perrigo provides timely notice of non-renewal of his employment, through his last day of employment. This agreement also provides that Mr. Lebel will not during or at any time after his employment use, divulge, or convey secret or confidential information.

Further details regarding potential payments under this agreement upon a termination of employment are presented in Potential Payments Upon Termination or Change in Control beginning on page 28.

Grants of Plan-Based Awards for Fiscal Year 2009

The following table provides information regarding equity and non-equity awards granted to the named executive officers during fiscal year 2009.

			Estimated Possible Payouts Under Non-equity Incentive Plan Awards (3)			Estimated Possible Payouts Under Equity Incentive Plans (4)			All Other Stock Awards (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date (1)	Award Date (2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Papa	8/13/2008		437,500	875,000	1,750,000	—	—	—	—	—	—	—
	8/25/2008	8/13/2008	—	—	—	—	19,247	38,494	—	—	—	690,005
	8/25/2008	8/13/2008	—	—	—	—	—	—	19,247	—	—	690,005
	8/25/2008	8/13/2008	—	—	—	—	—	—	—	60,526	35.85	636,128

Judy L. Brown	8/12/2008		115,500	231,000	462,000	—	—	—	—	—	—	—
	8/25/2008	8/12/2008	—	—	—	—	5,782	11,564	—	—	—	207,285
	8/25/2008	8/12/2008	—	—	—	—	—	—	5,782	—	—	207,285
	8/25/2008	8/12/2008	—	—	—	—	—	—	—	18,184	35.85	191,114

John T. Hendrickson	8/12/2008		120,750	241,500	483,000	—	—	—	—	—	—	—
	8/25/2008	8/12/2008	—	—	—	—	3,029	6,058	—	—	—	108,590
	8/25/2008	8/12/2008	—	—	—	—	—	—	3,029	—	—	108,590
	8/25/2008	8/12/2008	—	—	—	—	—	—	—	9,526	35.85	100,118

Todd W. Kingma	8/12/2008		120,600	241,200	482,400	—	—	—	—	—	—	—
	8/25/2008	8/12/2008	—	—	—	—	5,598	11,196	—	—	—	200,688
	8/25/2008	8/12/2008	—	—	—	—	—	—	5,598	—	—	200,688
	8/25/2008	8/12/2008	—	—	—	—	—	—	—	17,605	35.85	185,029

Refael Lebel	8/12/2008		134,707	269,414	538,828	—	—	—	—	—	—	—
	8/25/2008	08/12/208	—	—	—	—	3,431	6,862	—	—	—	123,001
	8/26/2008	08/12/209	—	—	—	—	—	—	3,431	—	—	123,001
	8/27/2008	08/12/210	—	—	—	—	—	—	—	10,789	35.85	113,392

(1)	Actual date of grant.

(2)	Date on which the Compensation Committee, or in the case of Mr. Papa the Board, approved the award.

(3)

These columns show the dollar range of payout targets for fiscal 2009 performance under the Management Incentive Bonus Plan as described in the section titled Elements of Compensation – Annual Incentive Award Opportunities in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary. Beginning in fiscal year 2009, the maximum incentive award opportunity for any individual participant was 200% of the target award. In addition, the Compensation Committee, or the Board in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for fiscal 2009 non- equity incentive awards were made in August 2009 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(4)

These columns show the range of performance-based restricted stock units that were granted in fiscal 2009 and that could be earned in fiscal 2011 under the LTIP, depending on whether specific financial goals are achieved in each of the three applicable performance years, as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The FAS 123(R) value of the fiscal 2009 performance-based restricted stock units granted on August 25, 2008 is $35.85 a share. These awards vest over three years. The FAS 123(R) fiscal 2009 expense recorded for these awards is included in the Summary Compensation Table in the column titled “Stock Awards.”

(5)

This column shows the service-based restricted stock units granted during fiscal 2009 under the LTIP as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. The FAS 123(R) value of the fiscal 2009 service-based restricted stock units granted on August 25, 2008 is $35.85 a share. The service-based restricted stock units granted on August 25, 2008 vest over three years. The FAS 123(R) fiscal 2009 expense recorded for these awards is included in the Summary Compensation Table in the column titled “Stock Awards.”

(6)

This column shows the stock options granted during fiscal 2009 under the LTIP as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. The FAS 123(R) value of the fiscal 2009 stock options granted on August 25, 2008 is $10.51 a share. These options vest over three years. The FAS 123(R) fiscal 2009 expense recorded for these awards is included in the Summary Compensation Table in the column titled “Option Awards.”

Outstanding Equity Awards at Fiscal Year End 2009

The following table sets forth information detailing the outstanding equity awards held by each of our named executive officers at June 27, 2009.

		Option Awards				Stock Awards
Name	Option / Stock Award Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (4)
Joseph C. Papa	10/9/2006	4,086	51,126	17.29	10/9/2016	—	—	17,872	496,663
	8/30/2007	20,807	83,224	20.50	8/30/2017	29,268	813,358	29,268	813,358
	8/25/2008	—	60,526	35.85	8/25/2018	19,247	534,874	19,247	534,874

Judy L. Brown	9/7/2004	—	2,000	20.08	9/7/2014	—	—	—	—
	9/14/2005	—	7,200	14.69	9/14/2015	—	—	—	—
	8/16/2006	—	15,489	15.47	8/16/2016	4,444	123,499	4,444	123,499
	8/30/2007	—	21,430	20.50	8/30/2017	7,537	209,453	7,537	209,453
	8/25/2008	—	18,184	35.85	8/25/2018	5,782	160,682	5,782	160,682

John T. Hendrickson	7/19/2001	6,449	—	15.51	7/19/2011	—	—	—	—
	8/6/2002	8,000	—	9.84	8/6/2012	—	—	—	—
	8/20/2003	7,844	—	13.90	8/20/2013	—	—	—	—
	8/16/2004	33,778	8,444	18.18	8/16/2014	—	—	—	—
	9/14/2005	30,459	20,305	14.69	9/14/2015	—	—	—	—
	8/16/2006	10,960	16,440	15.47	8/16/2016	4,716	131,058	4,716	131,058
	8/30/2007	3,589	14,356	20.50	8/30/2017	5,049	140,312	5,049	140,312
	2/25/2008	—	—	—	—	1,412	39,239	—	—
	8/25/2008	—	9,526	35.85	8/25/2018	3,029	84,176	3,029	84,176

Todd W. Kingma	8/20/2003	3,960	—	13.90	8/20/2013	—	—	—	—
	10/28/2003	—	—	—	—	—	—	—	—
	8/16/2004	4,890	4,888	18.18	8/16/2014	—	—	—	—
	9/14/2005	7,200	14,400	14.69	9/14/2015	—	—	—	—
	8/16/2006	—	13,491	15.47	8/16/2016	3,870	107,547	3,870	107,547
	8/30/2007	5,566	22,262	20.50	8/30/2017	7,829	217,568	7,829	217,568
	8/25/2008	—	17,605	35.85	8/25/2018	5,598	155,568	5,598	155,568

Refael Lebel	9/14/2005	—	16,000	14.69	9/14/2015	—	—	—	—
	8/16/2006	8,000	12,000	15.47	8/16/2016	18,066	502,054	3,442	95,653
	8/30/2007	4,162	16,644	20.50	8/30/2017	5,854	162,683	5,854	162,683
	2/25/2008	—	—	—	—	1,412	39,239	—	—
	8/25/2008	—	10,789	35.85	8/25/2018	3,431	95,347	3,431	95,347

(1)	For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year end.

(2)

Prior to fiscal year 2009, all stock option awards vested one-fifth per year over five years beginning on the anniversary of the grant. Beginning in fiscal year 2009, all stock option awards vest one-third per year over three years beginning on the anniversary of the grant.

(3)

Service-based restricted stock shares and units fully vest three years from the grant date, with the exception of Messrs. Hendrickson’s and Lebel’s grants awarded on February 25, 2008, which vest two years from the grant date.

(4)	The market value of these unvested awards was calculated using the closing price of our common stock as of June 26, 2009, which was $27.79 a share.

(5)

Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over a three-year period as more fully described in the section entitled Stock-Based Compensation in the Compensation Discussion and Analysis.

Option Exercises and Stock Vested in Fiscal Year 2009

The table below provides information for each named executive officer concerning the exercise of stock options and the vesting of restricted stock during fiscal year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Joseph C. Papa	30,000	472,494	62,637	2,371,437
Judy L. Brown	16,122	244,295	—	—
John T. Hendrickson	51,796	1,105,594	—	—
Todd W. Kingma	9,825	193,966	7,000	178,750
Refael Lebel	24,000	457,959	—	—

(1)	The value realized on exercise was calculated using the difference between the exercise price of the option and the closing price of our common stock on the day the awards were exercised.

(2)	Represents service-based restricted shares issued under the 2003 LTIP.

(3)	The value realized on vesting was calculated using the closing price of our common stock on the day the awards vested.

Non-Qualified Deferred Compensation in Fiscal Year 2009

The Perrigo Non-Qualified Deferred Compensation Plan allows certain senior executives to defer as much as 100% of base salary and 80% of incentive compensation. Participation in the plan is limited to senior executives. Amounts deferred under the plan earn a return based on measurement funds made available to the participant and determined by the retirement plan committee. These measurement funds mirror the investment choices available in our qualified deferred compensation plan (with the exception of our stock, which is not an investment option in the Non-Qualified Deferred Compensation Plan). In-service distributions are allowed under the plan. Participants in the plan elect the form and timing of payment of their plan deferral account prior to the year in which it is deferred. Participants may elect to receive their accounts in a lump sum or in annual installments (up to fifteen years) upon separation from service. All participants in the plan are treated as key employees by plan rules (as defined in the applicable tax regulations) and therefore may not begin receiving distributions earlier than six months following termination of employment.

The following table sets forth information relating to the Perrigo Company Non-Qualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Perrigo Contributions in Last FY ($) (2)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Joseph C. Papa	298,767	144,908	75,395	—	993,929
Judy L. Brown	38,208	38,267	(29,223)	—	192,989
John T. Hendrickson	32,475	42,017	(2,630)		86,616
Todd W. Kingma	80,361	43,572	(8,916)	—	269,144
Refael Lebel	—	—	—	—	—

(1)

Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table in the column entitled Fiscal Year 2009/Salary : Mr. Papa, $132,917; Ms. Brown, $3,208; Mr. Hendrickson, $12,958; and Mr. Kingma, $5,361; and the following additional amounts are included in the Summary Compensation Table in the column entitled Fiscal Year 2008 / Non-Equity Incentive Plan Compensation: Mr. Papa, $165,850; Ms. Brown, $35,000; Mr. Hendrickson, $19,520; and Mr. Kingma, $75,000.

(2)	These amounts are included in the Summary Compensation Table as fiscal year 2009 All Other Compensation.

(3)

In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table as fiscal year 2008 compensation: Mr. Papa, $352,051; Ms. Brown, $25,000; Mr. Hendrickson, $3,208; and Mr. Kingma, $1,788; and as fiscal year 2007 compensation: Mr. Papa, $128,333; and Ms. Brown, $41,750.

Potential Payments Upon Termination or Change in Control

All of our named executive officers participate in our MIB Plan and LTIP, and our US-based named executive officers participate in our Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”). These plans may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Two of our named executive officers also will receive compensation under their employment agreements in the event of a termination of employment or a change-in-control of Perrigo. The Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each named executive officer, in addition to the amounts shown in the Non-Qualified Deferred Compensation table on page 27 in the event of his or her termination resulting from various scenarios and assuming a termination date of June 27, 2009, the last business day of our 2009 fiscal year, and a stock price of $27.79, our closing stock price on June 26, 2009, which is the last business day before our fiscal year end. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table.

Name and Benefits	Change in Control ($)	Death, Disability, Retirement ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason ($)	Involuntary Termination for Economic Reasons ($)
Joseph C. Papa
Cash Severance (1)	4,500,000	900,000	—	4,500,000	4,500,000
Equity Awards
Service-Based Restricted Stock	1,348,232	1,348,212	—	1,348,232	1,348,232
Performance-Based Restricted Stock	1,844,895	1,844,895	—	1,844,895	—
Stock Options	1,143,526	1,143,526	—	1,143,526	583,624
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	8,836,653	5,236,633	0	8,836,653	6,431,856

Judy L. Brown
Cash Severance (2)	—	237,000	—	—	—
Equity Awards
Service-Based Restricted Stock	493,634	493,634	—	—	493,634
Performance-Based Restricted Stock	493,634	493,634	—	—	—
Stock Options	456,789	456,789	—	—	271,974
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	1,444,057	1,681,057	0	0	765,608

John T. Hendrickson
Cash Severance (2)	—	243,600	—	—	—
Equity Awards
Service-Based Restricted Stock	394,785	394,785	—	—	394,785
Performance-Based Restricted Stock	355,546	355,546	—	—	—
Stock Options	654,339	654,339	—	—	486,987
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	1,404,670	1,648,270	0	0	881,772

Name and Benefits	Change in Control ($)	Death, Disability, Retirement ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason ($)	Involuntary Termination for Economic Reasons ($)
Todd W. Kingma
Cash Severance (2)	—	243,600	—	—	—
Equity Awards
Service-Based Restricted Stock	480,683	480,683	—	—	480,683
Performance-Based Restricted Stock	480,683	480,683	—	—	—
Stock Options	564,113	564,113	—	—	390,778
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	1,525,479	1,769,079	0	0	871,461

Refael Lebel
Cash Severance (3)	1,272,039	272,580	—	1,272,039	1,272,039
Equity Awards
Service-Based Restricted Stock	799,323	799,323	—	799,323	799,323
Performance-Based Restricted Stock	353,683	353,683	—	353,683	—
Stock Options	478,775	478,775	—	335,446	335,446
Other Benefits (3)	172,007	—	—	172,007	172,007

Total Estimated Incremental Value	3,075,827	1,904,361	0	2,932,498	2,578,815

(1)

Mr. Papa: Cash Severance represents 24 months of salary ($1,800,000), 24 months of bonus ($1,800,000) and any earned prorated bonus ($900,000) if he leaves Perrigo because of a change of control, without cause or for good reason, or involuntary termination for economic reasons. Cash Severance represents any earned prorated bonus if his employment is terminated because of death, disability or retirement.

(2)	Ms. Brown, Mr. Hendrickson and Mr. Kingma will receive cash severance for any earned prorated bonus if their employment is terminated because of death, disability or retirement.

(3)

Mr. Lebel: Cash Severance represents 21 months of salary ($795,024), 21 months of bonus ($477,015) if he leaves Perrigo because of a change of control, without cause or for good reason, or involuntary termination for economic reasons. Cash Severance represents any earned prorated bonus if his employment is terminated because of death, disability or retirement. Other Benefits represents 21 months of company contributions made to manager’s insurance, disability fund, education fund and recreation fund.

Compensation payable to our two named executive officers who have employment agreements with us in the event of a termination or a change-in-control of Perrigo is as follows.

Employment Agreement with Chief Executive Officer

Under Mr. Papa’s employment agreement, his employment may be terminated during the term of this agreement under the following circumstances:

•	upon Mr. Papa’s death or disability;

•	by Perrigo for cause (as defined in the agreement);

•	by Mr. Papa upon 30 days’ written notice;

•	by mutual agreement;

•	by Perrigo without cause upon 30 days’ written notice; or

•	by Mr. Papa with good reason (as defined in the agreement).

If Mr. Papa’s employment is terminated during the term of this agreement for any reason, he will receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Papa’s employment is terminated as a result of death or disability, Mr. Papa also will receive a pro rata management incentive bonus for the portion of the year he was employed. If we terminate Mr. Papa’s employment for cause, he will receive compensation and benefits earned to date, but he will forfeit any options (whether vested or unvested), restricted stock and unvested benefits. Any salary and unused vacation days will be paid to Mr. Papa in a lump sum as soon as practicable following the date of termination. Other benefits will be paid to Mr. Papa in accordance with applicable law and the terms of any applicable plan or arrangement.

If during the term of this agreement Mr. Papa’s employment is terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he will also be entitled to compensation and benefits earned to that date, as well as:

•	payment of an amount equal to 24 months of his then-current salary and target bonus, payable in regular payroll installments;

•

continued vesting as if he had remained employed with Perrigo of the stock option and restricted stock awards granted to him on the Effective Date and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, (ii) 30 days after the last vesting date of an option that vests after termination, or (iii) any later applicable date specified in the Long Term Incentive Award Agreement (“Award Agreement”) pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the Award Agreement;

•

continued vesting for a period of 24 months of all other stock option and restricted stock awards granted to him, and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, or (ii) any later applicable date specified in the Award Agreement pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the Award Agreement; and

•	a pro rata management incentive bonus for the portion of the year he was employed.

Employment Agreement with Executive Vice President & President, Perrigo Israel

In the event Mr. Lebel’s employment agreement terminates due to non-renewal, then he will be entitled to vest (whether or not his employment terminates) as of the date of the notice of non-renewal in that number of unvested stock options and restricted stock awards that would have vested during the 24-month period following the end of the agreement term.

If Mr. Lebel’s employment is terminated for any reason, he will receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Lebel resigns for “good reason” or if we terminate his employment “without cause”, each as defined in the employment agreement, then, in addition to receiving earned compensation and benefits, he will receive his prorated bonus for the year in which the termination occurs; his salary, entitled bonus and benefits for the greater of 12 months or the balance of the employment agreement; immediate vesting of his restricted stock; and immediate vesting of his stock options that would have otherwise vested within the following 24 months. Any salary and unused vacation days will be paid in a lump sum as soon as practicable following the date of termination. Other benefits will be paid in accordance with applicable law and the terms of any applicable plan or arrangement.

Under his employment agreement, Mr. Lebel is also entitled to all accrued payments due to him under his previous employment agreement with Agis.

Payments Under the Management Incentive Bonus Plan

Generally, no portion of the payments under the MIB Plan is considered earned or payable for a particular year unless the named executive officer is employed by us and in good standing on the first day of the following fiscal year. The MIB Plan, however, may require us to make payments to named executive officers who are no longer employed by us on the first day of the following fiscal year under the following circumstances:

•	retirement at age 65 or older;

•	retirement at age 60 or older with at least 10 years of service;

•	early retirement of a named executive officer under an early retirement plan;

•	permanent disability as determined by the Compensation Committee; or

•	death.

Under all circumstances listed above, the named executive officer, or his or her estate in the case of death, will be entitled to a pro rata portion of any payment under the MIB Plan for that fiscal year, computed to the date of the termination. In addition, the CEO, in his sole discretion, may make exceptions to the circumstances listed above and allow payments in the event of other types of termination.

A named executive officer eligible to receive a post-termination payment under the MIB Plan will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If a named executive officer terminates employment with us due to death, disability or retirement; his or her (i) outstanding options will immediately vest in full and (ii) restricted stock units and performance restricted stock units will be free of any restriction period. The outstanding options may be exercised in whole or in part by the participant or his or her fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If a named executive officer is involuntarily terminated for economic reasons, he or she may exercise his or her options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, restricted stock units and performance restricted stock units that are not vested on the termination date, but are scheduled to vest during the 24-month period according to the vesting schedule in effect prior to the termination date will vest as if the participant had continued to provide services to us during the 24-month period. Any options, restricted stock units and performance restricted stock units that are not scheduled to vest during the 24-month period will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the named executive officer’s termination date, or (ii) 12 months after the date of death, but in no event later than their respective expiration dates.

Upon an event of termination for any reason during the restriction period, restricted shares and stock units still subject to restriction generally will be forfeited by the named executive officer and reacquired by Perrigo. We may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to a named executive officer’s shares, except for restricted share awards that are intended to comply with certain performance-based compensation requirements.

If a named executive officer is terminated for cause, any restricted shares or units subject to a restriction period will be forfeited and his or her right to exercise his or her options will terminate. If within 60 days after a named executive officer is terminated for any reason, we discover circumstances that would have permitted us to terminate a named executive officer for cause, any shares, cash or other property paid or delivered to the named executive officer will be forfeited and the named executive officer must repay those amounts to Perrigo.

If the named executive officer is terminated for any reason other than those described above, the named executive officer will have the right to exercise his or her options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or restricted stock units and performance restricted stock units that are not vested at the termination date will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death), at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

In the event of a change in control (as defined in the LTIP), options, restricted stock units and performance restricted stock units outstanding under the LTIP as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and the restricted shares and units will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

Payments Under the Non-Qualified Deferred Compensation Plan

If a named executive officer is terminated for any reason other than death, he or she will receive a termination benefit under the Deferred Compensation Plan equal to his or her vested account balance. The Non-Qualified Deferred Compensation in Fiscal Year 2009 table above reflects account balances as of the end of our 2009 fiscal year.

This termination benefit will be paid to the named executive officer in a lump sum or under an annual installment method of up to 15 years, based on the named executive officer’s choice when he or she began participation in the plan or as he or she subsequently changed the election. If the named executive officer did not make an election with respect to method of payment for a termination benefit, he or she will be deemed to have elected to be paid in a lump sum. Payments generally will be made no later than 60 days after the named executive officer terminates his or her employment with us.

A named executive officer’s beneficiary will receive a survivor benefit equal to the named executive officer’s vested account balance if the named executive officer dies before he or she commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the named executive officer’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than 60 days after the last day of the plan year in which the named executive officer dies.

Compensation Committee Report

The Compensation Committee of the Perrigo Company Board of Directors consists of three directors, each of whom is independent, as defined under SEC rules and the NASDAQ listing standards, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009.

THE COMPENSATION COMMITTEE

Michael J. Jandernoa, Chair

Ellen R. Hoffing

Ran Gottfried

Equity Compensation Plan Information

The table below provides information about Perrigo’s common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of June 27, 2009. Shareholder-approved plans include our LTIP, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTIP.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	3,040,626	$17.66	3,055,017	(1)
Equity compensation plans not approved by shareholders	0	—	0
Total	3,040,626	$17.66	3,055,017

(1)

All of these shares were available for issuance under our LTIP. Excludes 857,341 shares of unvested restricted stock awards and unvested restricted stock units. If these shares do not vest, they will no longer constitute shares outstanding and will be available for future issuance under the terms of the plan.

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring: (1) Perrigo’s accounting and financial reporting principles and policies; (2) Perrigo’s financial statements and the independent audit thereof; (3) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (4) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (5) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent, as such term is defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Committee.

In connection with the June 27, 2009 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 27, 2009.

THE AUDIT COMMITTEE

Laurie Brlas, Chair

Gary K. Kunkle, Jr.

Ben-Zion Zilberfarb

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

Eleven directors currently serve on our Board of Directors. The directors are divided into three classes. At this Annual Meeting, you will be asked to elect four directors. Each director will serve for a term of three years, until a qualified successor has been elected, or until his or her death, resignation, retirement, or removal by the shareholders for cause. The remaining seven directors will continue to serve on the Board as described below.

The nominees for this year, Gary M. Cohen, David T. Gibbons, Ran Gottfried, and Ellen R. Hoffing, are currently Perrigo directors. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you do not specify how you want your shares voted, we will vote them FOR the election of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

The directors have provided the information below about themselves.

Nominees for Election at the 2009 Annual Meeting

Gary M. Cohen, 50, has been a director of Perrigo since January 2003 and served as Lead Independent Director from August 2008 to August 2009. Since June 2006, he has served as Executive Vice President of Becton, Dickinson and Company (“BD”), a provider of medical supplies, devices, laboratory equipment and diagnostic systems. He also served as President of BD Medical, one of three business segments of BD from May 1999 until June 2006. Mr. Cohen has been an executive officer of BD in various capacities since October 1996. Mr. Cohen presently serves as a director and secretary of the United States Fund for UNICEF, director of the Centers for Disease Control (CDC) Foundation as well as chairperson of the CDC Corporate Roundtable, and director of the Accordia Global Health Foundation.

David T. Gibbons, 66, has been a director of Perrigo since June 2000. Between March 2008 and February 2009, he served as Interim Chief Executive Officer of Cott Corporation, a leading provider of non-alcoholic beverages and store brand soft drinks. He has served on Cott’s board of directors since 2007 and is currently Chairman of the Board. Mr. Gibbons served as Executive Chairman of Perrigo from October 9, 2006 until his retirement in March 2007. Prior to that, Mr. Gibbons served as the President and Chief Executive Officer of Perrigo from May 2000 to October 2006 and as Chairman of the Board from August 2003 to October 2007. He served as President of Rubbermaid Europe from August 1997 to April 1999 and as President of Rubbermaid Home Products from December 1995 to August 1997. Prior to joining Rubbermaid, Mr. Gibbons served in a variety of general management, sales and marketing positions during his 27-year career with 3M Company. Mr. Gibbons is also a director of Robbins & Myers, Inc., a supplier of application-critical equipment and systems to the global pharmaceutical, energy and industrial markets.

Ran Gottfried, 65, has been a director of Perrigo since February 2006. From July 2006 until December 2008, Mr. Gottfried served as Chairman and CEO of Powerpaper Ltd., a leading developer and manufacturer of micro-electrical cosmetic and pharmaceutical patches. Since 1975 he has served as a CEO, consultant and director of private and public companies in Israel and Europe in the areas of retail and distribution, pharmaceuticals, and telecommunications. From January 2001 until December 2005, he served as Chairman of Magnolia Silver Jewelry, Ltd. Mr. Gottfried also served as an advisor to Careline-Neca, a consumer division of Perrigo’s Israeli subsidiary from 2004 until March 2007, when his consulting ended. Mr. Gottfried was a director of Agis from 2003 until its acquisition by Perrigo in March 2005. Mr. Gottfried is also a director of Bezeq, Israel’s leading telecommunications provider. Mr. Gottfried resides in Israel.

Ellen R. Hoffing, 52, has been a director of Perrigo since July 2008. Since September 2009, Ms. Hoffing has served as Chief Operating Officer and Co-President of Neos Therapeutics, a privately held specialty pharmaceutical company that focuses on extended release liquid drug development. From September 2006 until September 2009 she served as President and Chief Executive Officer of Applied NeuroSolutions, Inc., a development stage biopharmaceutical company focused on diagnostics and therapeutics for the treatment of Alzheimer’s disease. She has also served as Chairman of Applied NeuroSolutions’ Board of Directors since December 2007 and will remain in that role. Ms. Hoffing’s extensive experience in the pharmaceutical industry includes senior positions at American Pharmaceutical Partners, from March 2005 to November 2005, Baxter Healthcare, from November 2002 to March 2005, and G.D. Searle, from September 1983 to October 2000.

Directors Continuing Until the 2010 Annual Meeting

Laurie Brlas, 51, has been a director of Perrigo since August 2003 and has served as Chair of the Audit Committee since October 2004. Since March 2008, Ms. Brlas has served as Executive Vice President, Chief Financial Officer of Cliffs Natural Resources, Inc. (formerly Cleveland-Cliffs, Inc.), the largest producer of iron ore pellets in North America. Previously at Cliffs Natural Resources, Inc., Ms. Brlas served as Senior Vice President from December 2006 to March 2008 and Treasurer from December 2006 to November 2007. Prior to that Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation from April 2000 through November 2006. From September 1995 through March 2000, Ms. Brlas held various positions with Office Max, Inc., most recently as Senior Vice President and Corporate Controller.

Michael J. Jandernoa, 59, has been a director of Perrigo since January 1981 and has served as the Chair of the Compensation Committee since October 2007. He served as Perrigo’s Chief Executive Officer from February 1988 through April 2000 and as Chairman of the Board from October 1991 to August 2003. Mr. Jandernoa also served in various other executive capacities with Perrigo since 1979. He is a general partner of Bridge Street Capital Fund 1, LLP; a director of Fifth Third Bank – West Michigan, a Michigan banking corporation; and a director of Steelcase, Inc., a manufacturer of casegood products and furniture systems for the office furniture industry. Mr. Jandernoa also serves on the Board of the Strategic Economic Investment and Commercial Board (SEIC) (formerly Michigan Technology Tri-Corridor and Life Science Corridor).

Joseph C. Papa, 54, joined Perrigo in October 2006 as President and Chief Executive Officer and was elected to the Board of Directors in November 2006 and appointed Chairman of the Board in October 2007. He previously served as Chairman and Chief Executive Officer of the Pharmaceutical and Technologies Services segment of Cardinal Health, Inc. from December 2004 to October 2006. Prior to that position he served as President and Chief Operating Officer of Watson Pharmaceuticals, Inc. from 2001 to 2004. Additionally, he has held management positions at DuPont Pharmaceuticals, Pharmacia Corporation, G.D. Searle & Company and Novartis AG. Mr. Papa is a director of Smith & Nephew, a developer of advanced orthopedic medical devices.

Directors Continuing Until the 2011 Annual Meeting

Moshe Arkin, 56, has been a director of Perrigo since March 2005 and served as Vice Chairman of Perrigo from March 2005 until his retirement on March 17, 2008. He served as Chairman of the Board of Directors and was the principal shareholder of Agis Industries (1983) Ltd., now known as Perrigo Israel Pharmaceuticals Ltd., from its establishment in 1983 (and prior to that of its affiliated companies) until its acquisition by Perrigo in March 2005. He also served as President of that company from December 2000 until March 2008. Mr. Arkin is Chairman of the Board for Exalenz Bioscience Ltd., a developer of specialized medical diagnostic equipment, and Chairman of the Board for Mobile Solid, a developer of software solutions for mobile devices. Mr. Arkin resides in Israel.

Gary K. Kunkle, Jr., 62, has been a director of Perrigo since October 2002 and has served as Lead Independent Director from August 2007 to August 2008 and since August 2009. He also served as the Chair of the Compensation Committee from May 2006 until October 2007. Mr. Kunkle served as Chairman and Chief

Executive Officer of DENTSPLY International Inc., a manufacturer and marketer of products for the professional dental market, from January 2004 until his retirement in December 2006. He previously served as President and Chief Operating Officer of DENTSPLY from January 1997 to December 2003. He also was a director of that company from March 2002 until December 2006. From January 1994 to December 1996, he served as President of Vistakon, a division of Johnson & Johnson.

Herman Morris, Jr., 58, has been a director of Perrigo since December 1999 and has served as Chair of the Nominating & Governance Committee since October 2007. Since September 2006, he has been in the private practice of law in Memphis, Tennessee. From April 2006 to September 2006, Mr. Morris was Vice President and General Counsel of Pinnacle Airlines. Mr. Morris was a partner in the Baker, Donaldson, Bearman, Caldwell and Berkowitz law firm in Memphis, Tennessee from April 2004 to June 2006. He served as President and Chief Executive Officer of Memphis Light, Gas and Water Division from August 1997 until January 2004. Prior to that, Mr. Morris was General Counsel of Memphis Light, Gas and Water Division.

Ben-Zion Zilberfarb, 59, has been a director of Perrigo since February 2007. Since 1978 he has served as a consultant and director for private and public companies in the areas of banking, insurance and private capital. He also has served as a Professor of Economics at Bar-Ilan University and the Edmond de Rothschild Professor of Global Asset Management at Netanya Academic College since 1988 and 2004, respectively. From 1998 to 1999 he was Director General of Israel’s Ministry of Finance. He is a Board member and Chairman of the Audit Committee for Delek Group, a holding and management company investing in Israel and abroad, and for the Israel Discount Bank, both of which are traded on the Tel Aviv Stock Exchange. He was a member of the Board and Audit Committee of FundTech, Ltd. from 2002 to 2007, and of Partner Communication from 2000 till 2006. Mr. Zilberfarb resides in Israel.

The Board of Directors unanimously recommends a vote FOR

each of the director nominees

Proposal 2 – Ratification of Appointment of our

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) to serve as our independent registered public accounting firm for fiscal 2010. While not required, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required for ratification.

If the appointment is not ratified, it will be regarded as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for fiscal year 2010. In that event, the Audit Committee may still decide to retain E&Y for fiscal year 2010. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Perrigo and its shareholders. We expect representatives of E&Y to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

E&Y has acted in this capacity since June 29, 2008. Ernst & Young LLP has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

The Audit Committee first selected E&Y, to serve as our independent registered public accounting firm for the 2009 fiscal year ending June 27, 2009. Prior to fiscal year 2009, the Audit Committee had engaged BDO Seidman, LLP (“BDO”) as Perrigo’s independent registered public accounting firm.

During fiscal years 2008 and 2009, we retained BDO and E&Y, respectively to perform auditing and other services for us and paid them the following amounts for these services:

Fiscal Year 2008(BDO)		Fiscal Year 2009(E&Y)
Audit Fees	$1,997,300	Audit Fees	$1,895,000
Audit-Related Fees	36,500	Audit-Related Fees	-0-
Tax Fees	164,600	Tax Fees	941,000

Total	$2,198,400	Total	$2,836,000

Audit-related fees in 2008 and 2009 were for benefit plan audits. Tax fees related primarily to tax compliance services.

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All auditing and other services performed by our independent registered public accountants in fiscal 2009 were approved in accordance with the Audit Committee’s policy.

During the fiscal years ended June 28, 2008 and June 30, 2007 and the subsequent period prior to engaging E&Y, we did not consult with E&Y regarding the application of accounting principals to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee determined that BDO would not be reappointed as our independent registered public accounting firm. Accordingly, effective upon the completion of its engagement for our fiscal year ended June 28,

2008, BDO ceased to be our independent registered public accounting firm. With respect to BDO and its service as our independent registered public accounting firm, during the fiscal years ended June 30, 2007 and July 1, 2006, as well as the subsequent period preceding the Audit Committee’s decision not to reappoint BDO:

•

There were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed in our Annual Report on Form 10-K for the fiscal year ended July 1, 2006, BDO’s audit for that fiscal year of our management’s assessment of the effectiveness of our internal control over financial reporting stated that Perrigo and its subsidiaries had not maintained effective internal control over financial reporting as of July 1, 2006, as a result of material weaknesses identified by our management. Our management has concluded that, for the fiscal year ended June 30, 2007, our internal control over financial reporting was effective.

•

BDO’s reports on our financial statements for fiscal years 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principals.

•

There were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused them to make a reference to the subject matter of the disagreement(s) in their reports.

We provided BDO with a copy of these disclosures and asked BDO to provide us with a letter addressed to the Securities and Exchange Commission stating whether BDO agrees with our statements and, if not, stating the respects in which it does not agree. A copy of BDO’s letter to the Commission is attached as Exhibit 16.1 to our Current Report on Form 8-K filed on May 23, 2008.

The Board of Directors unanimously recommends that shareholders vote

FOR ratification of the appointment of Ernst & Young LLP as our

Company’s independent registered public accounting firm for fiscal 2010

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 27, 2009, including schedules, which is on file with the Securities and Exchange Commission, is included in the Annual Report delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-K, please contact Todd W. Kingma, Secretary, Perrigo Company, 515 Eastern Ave., Allegan, MI 49010.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on October 29, 2009:

The Notice of Annual Meeting, Proxy Statement and our 2009 Annual Report are available electronically at http://www.perrigo.com/proxymaterials.

VOTE BY TELEPHONE
c/o National City Bank	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a Touch-Tone phone and follow the simple instructions to record your vote.
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-5300.

The Proxy Materials are available for review at: www.perrigo.com/proxymaterials

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
Touch-Tone phone:	cast your vote:	in the Postage-paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on Thursday, October 29, 2009 to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail.

g

Proxy must be signed and dated below.

i    Please fold and detach card at perforation before mailing.    i

PERRIGO COMPANY	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 29, 2009.

The undersigned appoints Judy L. Brown and Todd W. Kingma, or either of them, with full power of substitution as attorneys and proxies to vote as designated, with all powers which the undersigned would possess if personally present, all the shares of Common Stock of Perrigo Company held of record by the undersigned on September 4, 2009 at the Annual Meeting of Shareholders to be held on October 29, 2009 or any adjournment thereof.

This proxy also provides voting instructions to the trustee under the Perrigo Company Profit Sharing Plan and directs the trustee to vote all the shares of Common Stock of Perrigo Company allocated to the undersigned’s account as indicated on the reverse side.

Signature

Signature

Date:	, 2009

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For your comments:

h    Please fold and detach comment card at perforation before mailing.    h

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

Proxy must be signed and dated on the reverse side.

i    Please fold and detach card at perforation before mailing.    i

PERRIGO COMPANY	PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1.    Election of Directors whose three-year term of office will expire in 2012.

Nominees:	(1) Gary M. Cohen	(2) David T. Gibbons	(3) Ran Gottfried	(4) Ellen R. Hoffing

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
	(except as listed to the contrary below)		to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

________________________________________________________________________________

2.    Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

VOTE BY MAIL

P. O. Box 20387 Tel Aviv, Israel 61200	If you own shares that are traded through the Tel Aviv Stock Exchange (“TASE”): Please mark, sign and date your proxy card, add to it an Ownership Certificate from the Tel Aviv Stock Exchange Clearing House Ltd. member through which your shares are registered, and return it to Perrigo Company P.O. Box 20387, Tel Aviv, Israel 61200.

The Proxy Materials are available for review at:

www.perrigo.com/proxymaterials

Vote by Mail Return your proxy to Perrigo Company P.O. Box 20387 Tel Aviv, Israel 61200

Proxy must be signed and dated below.

i    Please fold and detach card at perforation before mailing.    i

PERRIGO COMPANY	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 29, 2009.

The undersigned appoints Judy L. Brown and Todd W. Kingma, or either of them, with full power of substitution as attorneys and proxies to vote as designated, with all powers which the undersigned would possess if personally present, all the shares of Common Stock of Perrigo Company held of record by the undersigned on September 4, 2009 at the Annual Meeting of Shareholders to be held on October 29, 2009 or any adjournment thereof.

This proxy also provides voting instructions to the trustee under the Perrigo Company Profit Sharing Plan and directs the trustee to vote all the shares of Common Stock of Perrigo Company allocated to the undersigned’s account as indicated on the reverse side.

Signature

Signature

Date:	, 2009

Please sign exactly as name appears in the ownership certificate provided by the TASE clearing house member. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For your comments:

h    Please fold and detach comment card at perforation before mailing.    h

YOUR VOTE IS IMPORTANT !

Please sign and date this proxy card and return it promptly, together with an Ownership Certificate from your bank, broker or other TASE Clearing House member through which your shares are registered, to Perrigo Company, P.O. Box 20387, Tel Aviv, Israel 61200 so your shares may be represented at the Meeting.

Proxy must be signed and dated on the reverse side.

i    Please fold and detach card at perforation before mailing.    i

PERRIGO COMPANY	PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1.	Election of Directors whose three-year term of office will expire in 2012.

Nominees:	(1) Gary M. Cohen	(2) David T. Gibbons	(3) Ran Gottfried	(4) Ellen R. Hoffing

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
	(except as listed to the contrary below)		to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

________________________________________________________________________________

2.	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.